EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors

First Republic Preferred Capital Corporation:

We consent to the use of our report dated March 14, 2003, included herein, with respect to the balance sheets of First Republic Preferred Capital Corporation (a majority owned subsidiary of First Republic Bank) as of December 31, 2002 and 2001, and the related statements of income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and to the reference to our firm under the headings “Experts” and “Selected Financial Data” in the Prospectus.

/s/    KPMG LLP

San Francisco, California

June 13, 2003